EXHIBIT 21

LIST OF SUBSIDIARIES

WHOLLY OWNED SUBSIDIARIES OF KNOLL, INC.	JURISDICTION OF INCORPORATION

Knoll North America Corp	Ontario, Canada

Spinneybeck Enterprises, Inc.	New York

Spinneybeck, LTD. (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ontario, Canada

Spinneybeck Ireland (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ireland

Edelman Leather, LLC	Delaware

Knoll Overseas, Inc.	Delaware

Knoll Middle East, LLC (wholly owned subsidiary of Knoll Overseas, Inc.)	Delaware

Knoll Muebles y Sistemas S.A.	Columbia

Knoll Europe B.V. (wholly owned subsidiary of Knoll Overseas, Inc.)	Netherlands

Knoll Italy, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.p.A. (wholly owned subsidiary of Knoll Europe B.V.)	Italy

Knoll International, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.A. (wholly owned subsidiary of Knoll Europe B.V.)	France

Knoll International Deutschland GmBH (wholly owned subsidiary of Knoll Europe B.V.)	Germany

Knoll International Belgium S.A. (wholly owned subsidiary of Knoll Europe B.V.)	Belgium